Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63870, 333-120372, 333-150550 and 333-168411) pertaining to the Fluor Corporation Employees’ Savings Investment Plan of our report dated June 19, 2015, with respect to the financial statements and schedule of the Fluor Corporation Employees’ Savings Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Dallas, Texas

June 19, 2015